EXHIBIT 23.1

                                               June 12, 2003




To Whom It May Concern:

The firm of James R. Bonzo, Certified Public Accountant consents to the inclusion of their report on the Financial
Statements of Music Etc., Inc. as of December 31, 2002 and December 31, 2001 in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.



Very truly yours,


/s/ James R. Bonzo
James R. Bonzo
Certified Public Accountant